Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Adjusts Public Offering Price; Announces Select Additions to its Portfolio

PHILADELPHIA, PA, October 3, 2011 – On September 30, 2011, the board of directors (the “Board”) of FS Investment Corporation (“FSIC”) approved a decrease in FSIC’s public offering price from $10.75 per share to $10.65 per share in accordance with its pricing policy.  The Board also determined to maintain the amount of FSIC’s regular semi-monthly cash distributions at $0.033594 per share each.  As a result, FSIC’s annualized distribution yield is approximately 7.6% based on the new $10.65 per share public offering price.

“Our portfolio continues to perform well despite the recent decline in its mark-to-market value; our portfolio yield has migrated upwards and, in accordance with our best practices, we continue to pay only fully-earned distributions,” stated FSIC’s Chairman and Chief Executive Officer, Michael C. Forman.  “We expect the decrease in our share price to be temporary given the historic performance of the senior secured loan asset class, our primary investment focus for FSIC.  As we take advantage of the current opportunities in the corporate debt markets to add attractive positions to our portfolio, we expect the returns from these opportunities should allow us to increase our share price once current market conditions improve.”

FSIC also announced the purchase of approximately $256 million in loans (38 separate positions) in both the primary and secondary markets during the months of August and September.  These investments were purchased at an average price of 94.7% of par value, have an average annualized GAAP yield, prior to leverage, of approximately 9.2% and, in addition to the proprietary transactions mentioned below, include investments in companies such as Blackboard Inc., Avis Budget Car Rental, LLC, Avaya Inc., BJ’s Wholesale Club, Inc., Burlington Coat Factory Holdings Inc. and First Data Corp.

Among its approximately $160 million of investments in the primary market during the months of August and September, notable proprietary investments include:

•
approximately $58 million in debt financing for Klune Industries, Inc., one of the world's preeminent providers of high quality manufactured solutions for the aerospace and defense industries, to finance its acquisition of GCM North American Aerospace; and

•	approximately $27 million in financing for Ipreo Holdings LLC, a leading global provider of software solutions to investment banks and corporations around the world.

In the secondary market, FSIC invested over $96 million in 30 positions during the same period to take advantage of the increasing discounts being offered in the broadly-syndicated trading markets.

“We have been very active buyers in the markets, a luxury that few investment funds had over the past two months,” stated Mr. Forman.  “We have been conservative with our use of available leverage and have been waiting patiently to deploy capital.  As a result, we now have access to capital reserves, excluding capital we expect to raise in our continuous offering, of approximately $300 million that can be used for investments such as the significant pipeline of originated and other opportunities identified by our investment sub-adviser, GSO / Blackstone.”

“Further, for the first time in several months, we are seeing an increase in attractive opportunities in the secondary market.  Spreads for first and second lien secured loans are generally widening and we have been able to take advantage of ‘distressed sellers’ looking to exit quality positions in order to raise cash.  In addition, corporate balance sheets of our target portfolio companies are generally strong and default rates in August were the lowest we have seen in the credit markets in over three and a half years.  Based on FSIC’s size, structure, scale and access to capital, together with the fact that many banks are currently hesitant to lend, we believe we are in a prime position to capitalize on these opportunities, the likes of many of which we have not seen since early 2009.”

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.8 billion in assets under management together with certain of its affiliates as of June 30, 2011, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The payment of future distributions on FSIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.